Exhibit No. 1


CONTINENTAL GLOBAL GROUP, INC.                       FOR RELEASE:  May 15, 2001
438 Industrial Drive
Winfield, Alabama  35594
Contact:   Joseph Mandia
           (205) 487-6492

             CONTINENTAL GLOBAL GROUP, INC. ANNOUNCES EXPIRATION OF
                 TENDER FOR 11% SERIES B SENIOR NOTES DUE 2007

Winfield, Alabama--Press Release

     Continental Global Group, Inc. announced the expiration of its tender offer to purchase for cash up to $48,000,000, or 40%, of its outstanding 11% Series B Senior Notes Due 2007 for a consideration of $425 in cash, plus accrued and unpaid interest on the Notes to their date of purchase, for each $1,000 principal amount of Notes. The principal amount of Notes tendered was not sufficient to meet the previously announced 30% minimum condition, as set forth in the Offer to Purchase, dated April 3, 2001 (filed with the Securities and Exchange Commission on Form 8-K) as amended in the Supplement to the Offer to Purchase dated April 30, 2001. As a result, the Company has decided not to accept the tendered Notes for payment.

     Continental Global Group, Inc. is a leading worldwide manufacturer and distributor of bulk material handling and replacement conveyor equipment, primarily for use in the mining industries.



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